SoundThinking, Inc. Reports Third Quarter 2025 Financial Results

Company Updates FY 2025 Revenue Guidance from $111.0 Million to $113.0 Million to approximately $104.0 Million

FREMONT, CA – November 12, 2025 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial and Operational Highlights

•
Revenues decreased 4% to $25.1 million, compared to $26.3 million for the same quarter of 2024.
•
Gross profit decreased 10% to $13.6 million (54% of revenues), compared to $15.2 million (58% of revenues) for the same quarter of 2024.
•
GAAP net loss totaled $2.0 million, compared to GAAP net loss of $1.4 million for the same quarter of 2024.
•
Adjusted EBITDA1 totaled $3.5 million (14% of revenues), compared to $4.5 million (17% of revenues) for the same quarter of 2024.
•
Went “live” with ShotSpotter in two new cities and one new university and expanded with two existing customers.
•
Repurchased 160,271 shares of common stock for approximately $2.0 million as part of an existing share repurchase program.
•
Achieved a Net Promoter Score of approximately 70 up from 66 for the same period last year.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss) and more information about Annual Recurring Revenue (ARR).

Management Commentary

“We continue to advance our mission of helping communities become safer and more resilient through data and technology,” said Ralph Clark, President and CEO. “In Q3 we expanded our ShotSpotter footprint, introduced new AI capabilities with our CrimeTracer Gen3 beta release, and saw SafePointe gain traction in healthcare settings following California’s AB 2975 mandate. Our Net Promoter Score climbed from 66 to approximately 70—firmly within the world-class category—highlighting the deep trust and satisfaction that drive our exceptional customer retention and recurring revenue base.”

“Our third quarter revenues declined by 4% on a year-over-year basis due primarily to the contract delays of a few domestic deployments that we still expect to recognize in the near future. As a result of these delays during the quarter, we are lowering our full year 2025 revenue guidance from $111.0 million to $113.0 million to approximately $104.0 million and lowering our Adjusted EBITDA margin guidance range from 20% to 22% to 14% to 15%.”

“While some near-term revenues were delayed by the timing of domestic contracts and an international contract, the underlying strength of our business remains intact,” Clark continued. “Our continued investment in applied AI and machine learning is already improving system precision, investigative efficiency, and customer engagement. Combined with industry-leading retention and a growing base of global deployments, these gains position us for renewed top-line growth and margin expansion in 2026 on a differentiated technology platform built on trust and performance.”

Third Quarter 2025 Financial Results

Revenues for the third quarter of 2025 were $25.1 million, compared to $26.3 million for the same quarter of 2024. The decrease of $1.2 million in revenues was primarily due to the fact that the third quarter of 2024 included approximately $2.8 million from our contract with the City of Chicago, offset by $1.7 million in new bookings and expansions with existing customers during the third quarter of 2025.

Our revenues for the quarter were lower than expected due to the absence of our ShotSpotter renewal in Puerto Rico, the delay of a statewide CrimeTracer booking we had targeted to close early in the quarter and the delays in several large contracts that we had hoped to have completed prior to the end of the quarter.

Gross profit for the third quarter of 2025 was $13.6 million (54% of revenues), compared to $15.2 million (58% of revenues) for the same period in 2024.

Total operating expenses for the third quarter of 2025 were $15.7 million, compared to $16.3 million for the same period in 2024. Total operating expenses remained relatively flat year over year, even as we invest in AI modeling and tools to enhance the capabilities of our platform product solutions.

Net loss for the third quarter of 2025 totaled $2.0 million or $(0.16) per basic and diluted share (based on 12.8 million basic and diluted weighted-average shares outstanding), compared to net loss of $1.4 million or $(0.11) per basic and diluted share (based on 12.7 million basic and diluted weighted-average shares outstanding) for the same period in 2024.

Adjusted EBITDA for the third quarter of 2025 totaled $3.5 million, compared to $4.5 million in the same period last year.

At quarter end, the company had $11.8 million in cash and cash equivalents, $28.5 million in accounts receivable and contract assets, net, $43.9 million in deferred revenue, $4.0 million in debt related to borrowings to partially fund the SafePointe, LLC acquisition in the third quarter of 2023 and approximately $36.0 million available on its credit facility.

The company repurchased 160,271 shares of its common stock at an average price of $12.43 per share for approximately $2.0 million. On a year-to-date basis, the company has repurchased 225,334 shares of its common stock at an average share price of $13.15 per share for approximately $3.0 million under its existing share repurchase program.

Financial Outlook

The company lowered its full-year 2025 revenue guidance from $111.0 million to $113.0 million to approximately $104.0 million. The company also lowered its Adjusted EBITDA margin guidance range from 20% to 22% to 14% to 15% for the full year 2025.

“We expect to deliver accelerated revenue growth and increased profitability in 2026 and beyond,” added Clark. “Our transformation from a domestic ShotSpotter business to a global, diversified SafetySmart platform company is making substantial progress. Our long-term financial targets of 70% gross margin and 40% Adjusted EBITDA margin, while growing topline revenue at 15% per year, are intact as we remain confident in the enduring success of ShotSpotter and accelerating adoption of our broader SafetySmart platform across domestic and international markets.”

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses, and acquisition-related expenses, including any adjustments to the company’s contingent consideration obligation, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will host a live webcast and conference call to discuss the third quarter 2025 earnings at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on November 12, 2025. Those wishing to participate via the webcast should access the call through the Investor Relations sections of the SoundThinking website at www.soundthinking.com. Those wishing to participate via the telephone may dial in at 1-877-407-8029 (USA) or 1-201-689-8029 (International). The webcast replay will be available through the Investor Relations section of the SoundThinking website.

Non-GAAP Financial Measures and Key Business Metrics

Adjusted Net Income (Loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before adjustments to the company's contingent consideration obligation, restructuring expense and loss from disposal of fixed assets.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring costs and losses on restructuring related fixed asset disposals, stock-based compensation expense and adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
GAAP net loss	$(2,044)	$(1,440)	$(6,648)	$(5,101)
Less:
Restructuring expense	—	—	—	346
Loss on disposal of fixed assets	—	—	—	5
Change in fair value of contingent consideration	—	—	—	(554)
Adjusted net loss	$(2,044)	$(1,440)	$(6,648)	$(5,304)
Net loss per share	$(0.16)	$(0.11)	$(0.52)	$(0.40)
Adjusted net loss per share, diluted	$(0.16)	$(0.11)	$(0.52)	$(0.42)
Weighted average shares used in computing net loss per share and adjusted net loss per share, basic and diluted	12,760,595	12,688,850	12,707,463	12,750,664

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
GAAP net loss	$(2,044)	$(1,440)	$(6,648)	$(5,101)
Less:
Interest expense, net	(14)	(7)	18	176
Income taxes	(158)	319	28	667
Depreciation and amortization	2,411	2,507	7,379	7,562
Restructuring expense	—	—	—	346
Loss on disposal of fixed assets	—	—	—	5
Stock-based compensation expense	3,052	3,054	10,297	9,127
Change in fair value of contingent consideration	—	—	—	(554)
Impairment of property and equipment	237	54	310	412
Adjusted EBITDA	$3,484	$4,487	$11,384	$12,640

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year. ARR is used by management internally to provide a clearer picture of its sustainable revenue base. SoundThinking believes ARR provides useful information to investors and others in understanding and evaluating growth of its recurring services because recurring revenue is particularly relevant for businesses operating under a subscription model, where customer retention and contract renewals play a significant role in long-term financial performance.

Forward-Looking Statements

This press release and earnings call referencing this press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s guidance revenue and Adjusted EBITDA, the company’s long-term targets for gross margin, Adjusted EBITDA margin and revenue growth, the company's expectations for the increase in its ARR, expected advancements in the company’s investigative tools and growing traction in the healthcare vertical, the company’s long-term financial targets, the company’s expectations for accelerating adoption of the company’s SafetySmart platform across domestic and international markets and the company’s expectation to recognize revenue in the near future from contract delays of a few domestic deployments. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, including tariffs and trade measures, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this press release and the earnings call referencing this press release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. The company’s SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracerTM, the leading law enforcement search engine; CaseBuilderTM, a one-stop investigation management system; ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact; SafePointe®, an AI-based weapons detection system; and PlateRanger powered by Rekor, a leading ALPR solution. SoundThinking has been designated a Great Place to Work®company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546 0444

ahira@soleburystrat.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$25,100	$26,250	$79,338	$78,620
Costs
Cost of revenues	11,229	10,979	35,005	32,031
Impairment of property and equipment	237	54	310	412
Total costs	11,466	11,033	35,315	32,443
Gross profit	13,634	15,217	44,023	46,177

Operating expenses
Sales and marketing	5,796	7,181	19,580	21,615
Research and development	4,097	3,413	11,908	10,441
General and administrative	5,797	5,669	18,738	18,379
Change in fair value of contingent consideration	—	—	—	(554)
Restructuring expense	—	—	—	346
Total operating expenses	15,690	16,263	50,226	50,227
Operating loss	(2,056)	(1,046)	(6,203)	(4,050)
Other expense, net
Interest expense, net	14	7	(18)	(176)
Other expense, net	(160)	(82)	(399)	(208)
Total other expense, net	(146)	(75)	(417)	(384)
Loss before income taxes	(2,202)	(1,121)	(6,620)	(4,434)
Provision (Benefit) for income taxes	(158)	319	28	667
Net loss	$(2,044)	$(1,440)	$(6,648)	$(5,101)
Net loss per share, basic and diluted	$(0.16)	$(0.11)	$(0.52)	$(0.40)
Weighted-average shares used in computing net loss per share, basic and diluted	12,760,595	12,688,850	12,707,463	12,750,664

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$11,833	$13,183
Accounts receivable and contract assets, net	28,506	25,464
Prepaid expenses and other current assets	5,764	4,881
Total current assets	46,103	43,528
Property and equipment, net	19,159	20,131
Operating lease right-of-use assets	1,651	1,878
Goodwill	34,213	34,213
Intangible assets, net	30,300	33,182
Other assets	3,007	3,861
Total assets	$134,433	$136,793
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,857	$3,442
Accrued expenses and other current liabilities	7,892	10,216
Line of credit	4,000	4,000
Deferred revenue, short-term	39,259	38,401
Total current liabilities	54,008	56,059
Deferred revenue, long-term	4,654	5,832
Deferred tax liability	1,382	1,361
Operating lease liabilities, net of current portion	841	1,142
Total liabilities	60,885	64,394
Stockholders' equity
Common stock: $0.005 par value; 500,000,000 shares authorized; 12,698,459 and 12,634,485 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	63	64
Additional paid-in capital	184,772	177,021
Accumulated deficit	(110,946)	(104,298)
Accumulated other comprehensive loss	(341)	(388)
Total stockholders' equity	73,548	72,399
Total liabilities and stockholders' equity	$134,433	$136,793